Exhibit 99.1

EV Energy Partners Files for Chapter 11 to Implement Debt Restructuring and Files Its Form 10-K for 2017

Operations to Continue in the Ordinary Course

HOUSTON, April 2, 2018 (GLOBE NEWSWIRE) -- On March 14, 2018, EV Energy Partners, L.P. (NASDAQ: EVEP) and its subsidiaries (collectively, “EVEP” or the “Company”) announced that the Company entered into a restructuring support agreement (“RSA”) with certain holders of approximately 70 percent of its 8.0% senior notes due 2019 (the “Senior Notes”) and lenders holding approximately 94 percent of the principal amount outstanding under the Company’s reserve-based lending facility on March 13, 2018. The RSA was also signed by EnerVest, Ltd. (“EnerVest”) and EnerVest Operating, L.L.C. (“EnerVest Operating”) as they will continue to provide services to the Company. In addition, the Company filed its Form 10-K for 2017 with the Securities and Exchange Commission.

The RSA contemplates a comprehensive restructuring of the Company’s capital structure, to be implemented through a proposed pre-packaged plan of reorganization (the “Plan”) that will significantly deleverage the Company’s balance sheet. In order to implement the terms of the RSA, the Company today filed voluntary petitions for restructuring under Chapter 11 of the Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Neither EnerVest nor EnerVest Operating is seeking Chapter 11 bankruptcy relief.

The Company commenced solicitation of the Plan on March 14, 2018. As of the March 30, 2018 voting deadline, each class of claims entitled to vote had voted to accept the Plan. 100 percent of the lenders under the Company’s reserve-based lending facility voted to accept the plan, and noteholders holding more than 99 percent in amount of Senior Notes that voted on the Plan voted to accept the Plan. The Plan, which is subject to confirmation by the Bankruptcy Court, contemplates the equitization of all of the Company’s Senior Notes and the entry into an amended reserve-based lending facility with the Company’s existing lenders. Additionally, the Plan contemplates that suppliers, customers and other holders of general unsecured claims will be paid in full in the ordinary course of business and otherwise be unimpaired. The Company does not plan to reject any of its existing contracts as part of the restructuring.

The Company expects EnerVest Operating to continue as the primary operator for its oil and natural gas properties in the Barnett Shale, San Juan Basin, Appalachian Basin, Michigan, Central Texas, Permian Basin, Monroe Field and Karnes County, TX.

EVEP has filed various customary motions with the Bankruptcy Court in support of its financial restructuring. The Company intends to continue to pay employee wages and provide healthcare and other defined benefits without interruption in the ordinary course of business and to pay suppliers and vendors in full under normal terms provided on or after the Chapter 11 filing date.

Advisors

Kirkland & Ellis LLP is acting as legal counsel and Perella Weinberg Partners LP is acting as financial advisor to the Company in connection with its restructuring efforts. Akin Gump Strauss Hauer & Feld LLP is acting as legal counsel and Intrepid Partners LLC is acting as financial advisor to the noteholders party to the RSA. Simpson Thacher & Bartlett LLP is acting as legal counsel and RPA Advisors, LLC is acting as financial advisor to the lenders party to the RSA.

About EV Energy Partners, L.P.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

Additional Information

Additional information, court filings and other documents related to the reorganization proceedings are available on a website administered by the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/evep.

Forward Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that EVEP expects, believes or anticipates will or may occur in the future are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things, the risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other reports filed from time to time by EVEP with the Securities and Exchange Commission, most of which are beyond our control. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. Although we believe that the forward-looking statements contained in this press release are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

These forward-looking statements relate, in part, to (i) EVEP’s ability to obtain approval by the Bankruptcy Court of the Plan or any other plan of reorganization, including the treatment of the claims of EVEP’s lenders and trade creditors, among others; (ii) EVEP’s ability to obtain approval with respect to motions in the chapter 11 cases and the Bankruptcy Court’s rulings in the chapter 11 cases and the outcome of the chapter 11 cases in general; (iii) the length of time the Debtors will operate under the chapter 11 cases; (iv) risks associated with third-party motions in the chapter 11 cases, which may interfere with the Debtors’ ability to develop and consummate the Plan or other plan of reorganization; (v) the potential adverse effects of the chapter 11 cases on the Debtors’ liquidity, results of operations or business prospects; (vi) the ability to execute EVEP’s business and restructuring plan; (vii) increased legal and advisor costs related to the chapter 11 cases and other litigation and the inherent risks involved in a bankruptcy process; and (viii) other factors disclosed by EVEP from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in EVEP’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law.

EV Energy Partners, L.P., Houston

Nicholas Bobrowski
713-651-1144
www.evenergypartners.com